EXHIBIT 10.1

Response Genetics

1640 Marengo St., 6th Floor Los Angeles, CA 90033

Telephone: (323) 224-3900 Facsimile: (323) 224-3094

August 15, 2012

Via Email

Kevin Harris
[Address Redacted]

RE: Temporary Employment with Response Genetics, Inc.

Dear Kevin:

It is with pleasure that we offer you a temporary position as Interim CFO for Response Genetics, Inc. (“RGI”). You have the talent and training necessary to be successful in this position and we look forward to a very productive relationship. Our offer of employment includes the following items as has been discussed:

1.	Pending a successful background check, your start date will be on or about August 20, 2012.

2.	You will report to Tom Bologna, however, it is understood that this reporting relationship may change as our organizational structure evolves. Your job duties will be assigned by your supervisor in line with the business objectives of RGI. We have discussed with you the need for you to be prepared to work flexible hours that may include evenings and weekends, depending on Company priorities and deadlines.

3.	You will be paid at a rate of $22,000.00 per month paid bi-weekly, in arrears. As a temporary employee, you will not be eligible for company sponsored benefits or paid time off plans while on temporary status, with the exception of Response Genetics 401(k) Plan. However, as a temporary employee, you will be covered under the company’s Directors and Officers Policy providing indemnification while performing the duties of your position. You will also receive a company provided cell phone for your use.

4.	You will be asked to sign various non-disclosure and confidentiality agreements related to RGI intellectual property, business information, and trade secrets as a condition of your employment.

We will provide you with the RGI Employee Handbook that provides a detailed outline of these policies for your reference. You will be asked to confirm your understanding of these policies, and your commitment to abide by them, after you have reviewed these materials.

Kevin Harris

August 15, 2012

5.	Your employment with RGI is not for a guaranteed or definite period of time; rather, your employment relationship is “at will”. This means that you may terminate your employment with RGI at any time and for any reason whatsoever simply by notifying the Company. Likewise, RGI may terminate your employment at any time and for any reason whatsoever, with or without cause, or advance notice. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time, at the sole discretion of the Company. This “at-will” employment relationship shall remain unchanged during your tenure as an employee, and cannot be changed except in an express written agreement, signed by you and by RGI’s President.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This Agreement will be binding upon your heirs, executors, administrators, and other legal representatives, and will be for the benefit of RGI, its successors, and its assigns.

This letter constitutes the entire agreement between you and RGI relating to your employment and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. If this offer is acceptable to you please so indicate by signing in the space provided below and returning directly to me. Upon receipt of your signed offer letter we will prepare our standard Confidentiality Agreements for your signature. You will be required to sign the Confidentiality Agreement prior to commencing your employment with RGI.

Kevin, we are very pleased that you have chosen to join us at Response Genetics, Inc. Please feel free to contact me directly if you have any questions or require further information.

RESPONSE GENETICS, INC.

/s/ Lisa Henderson

Lisa Henderson
Vice President Human Resources

Read and Agreed: /s/ Kevin Harris

Date: August 15, 2012

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